SECURITIES PURCHASED PURSUANT TO RULE 10F-3
EUROPEAN EQUITY FUND JANUARY to MARCH 2000
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
				Security Purchased			Comparison Security		Comparison Security

Issuer			E.Biscom S.p.A.				Crayfish Co., Ltd.		World Online
															International N.V.

Underwriters		DLJ, Intermonte Securities SIM, 	MSDW, Nomura Securities 	ABN Amro Inc., Goldman Sachs,
				UniCredit Banca Mobiliare, CS 	International, Inc.		MSDW, Allen & Co. Inc.,
				First Boston, J. Henry Schroder 						JPMorgan Securities Inc.,
				& Co., UBS AG, Banca Akros, Banca 						FleetBoston Robertson
				Leonardo, BSCH Bolsa, Caboto SIM, 						Stephens,
				Deutsche Bank AG, Euromobiliare
				SIM, Interbanca, RASFIM SIM

Years of continuous
operation, including
predecessors		> 3 Years					> 3 Years				> 3 Years

Security 			EBISF						CRFH					WOL

Is the affiliate a
manager or co-manager
of offering?		co-manager					no					no

Name of underwriter or
dealer from which
purchased			CSFB/Credit Lyonnais			n/a					n/a

Firm commitment
underwriting?		yes						yes					yes

Trade date/Date of
Offering			3/30/2000					3/8/2000				3/16/2000

Total amount of
offering sold to QIBs	Euro 1,520,000,000 			$-   					Euro 2,905,201,217

Total amount of any
concurrent public
offering	 		-   						$106,575,000.00 			-

Total				Euro 1,520,000,000 			$106,575,000.00 			Euro 2,905,201,217

Public offering price	Euro 160 	 				$24.50 	 			Euro 43

Price paid if other
than public offering
price				same	 					n/a 	 				n/a

Underwriting spread or
commission			Euro 3.2 (2%)				$1.029 (4.2%)	 		Euro 1.29 (3%)

Shares purchased		10,620 					n/a 	 				n/a

Amount of purchase	Euro 1,699,200 				n/a 	 				n/a

% of offering purchased
by fund			0.11%						n/a					n/a

% of offering purchased
by associated funds	0.00%						n/a					n/a

Total (must be less
than 25%)			0.11%						n/a					n/a

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